EXHIBIT 99.2

FOR IMMEDIATE RELEASE	Contact: Joseph Sarachek Chief Executive Officer PubliCARD, Inc. (212) 265-7013

PubliCard Announces Letter of Intent to Fund Plan of Reorganization

NEW YORK - August 16, 2007 - PubliCARD, Inc. (OTC BB: CARD.OB) announced today that it entered into a letter of intent with The 500 Group, LLC., an entity controlled by its Chief Executive Officer, Joseph E. Sarachek, to fund a plan of reorganization in the Company’s pending bankruptcy proceeding in the United States Bankruptcy Court for Southern District of New York. The terms of the Letter of Intent state that The 500 Group will provide $500,000 for the Company to satisfy its creditors and continue to operate as an ongoing publicly reporting company post-bankruptcy. Existing shareholders will receive 10% of the common stock in the emerged entity. In consideration for its investment, The 500 Group will own the balance of the common stock. Other than Mr. Sarachek, none of the existing Board Members are investors in The 500 Group or will have a controlling stake in the newly emerged entity.
Consummation of the transactions contemplated by the Letter of Intent will require approval by the Company's Board of Directors, creditors, certain shareholders and by the Bankruptcy Court. There can be no assurance that the required approvals will be obtained.

About PubliCARD, Inc.
Headquartered in New York, NY, PubliCARD, through its Infineer Ltd. subsidiary, designs smart card solutions for educational and corporate sites. More information about PubliCARD can be found on its web site www.publicard.com.

Special Note Regarding Forward-Looking Statements: Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. Such factors include the Company’s inability to continue as a going concern. For more information on the potential factors which could affect financial results and the Company’s ability to continue as a going concern, refer to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2006.